Exhibit 99.1

December 20, 2013

Dear Stockholder:

We are happy to report that Point Capital, Inc. has successfully closed on its first two investments as a Business Development Company.

On December 13, 2013, we purchased a 12% convertible debenture issued by InterCloud Systems, Inc. (ICLD) as well as 314 shares of common stock of ICLD for a purchase price of $100,000. InterCloud, a Nasdaq listed company, is a single-source provider of end-to-end IT and telecom solutions to the service provider and corporate enterprise markets through cloud platforms and professional services. The debenture, which matures June 13, 2015, is convertible into shares of common stock of InterCloud at our discretion at a conversion price equal to the lesser of $6.36 or 85% of the price in a qualified underwritten public offering. InterCloud agreed to file a registration statement for the shares underlying the debentures in their $11,625,000 offering of debentures and shares.

The second investment, which was made on December 18, 2013, was the purchase of $80,000 of Series D preferred shares and 38,835 warrants in CombiMatrix Corporation (CBMX).  CombiMatrix, a Nasdaq-listed company, is a molecular diagnostics company specializing in DNA-testing services for development disorders. The preferred stock is convertible to common stock at $2.06 per share.  The exercise price of the warrants is $3.12 per share.

Since we only elected to become a Business Development Company in October, we think our successful purchase in ICLD and CBMX before the end of this year is a strong indication of the focus of our dedicated management team. We look forward to reporting to you on many opportunities during the upcoming New Year.

Happy holidays to you and your loved ones! We thank you for your continued support of Point Capital.

Sincerely,

Richard Brand, CEO & Chairman

Point Capital, Inc. 285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125

Forward-Looking Statements:

This letter contains forward-looking statements, particularly as related to, among other things, Point Capital Inc.’s future operations. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, reliance on third parties, and other factors that may cause our actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to our ability to generate any sales or positive revenues in the markets described above, general economic conditions and other factors that are detailed in our filings with the Securities and Exchange Commission. Statements made herein are as of the date of this letter and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. Point Capital, Inc. does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from our expectations and estimates.

Point Capital, Inc. 285 Grand Avenue, 5 Patriot Center, Fl. 2 Englewood, NJ 07631 O: (201)408-5126 F: (201)408.5125